EXHIBIT 4.7

DEPARTMENT OF HEALTH & HUMAN SERVICES                     Public Health Service
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Bureau of Health Professions                               Health Resources and
                                                        Services Administration
                                                           Rockville, MD  20857


                       SECONDARY MARKET INSURANCE CONTRACT
                    HEALTH EDUCATION ASSISTANCE LOAN PROGRAM


This secondary market insurance contract covers the insurance of loans purchased under the Health Education Assistance Loan Program. Star Bank, National Association, referred to below as "the Secondary Market," and the Department of Health and Human Services, referred to below as "the Secretary," agrees as follows:

1. For the period October 1, 1997 to September 30, 1998, the Secondary Market shall purchase and hold loans under the Health Education Assistance Loan Program in accordance with the provisions of Title VII, Part A, Subpart I of the Public Health Service Act (42 U.S.C. 292-292p), the regulations contained at 42 CFR Part 60 and any applicable PHS policies in effect at the time of execution of this contract or as may in the future be amended and communicated to the lender in writing.

2. Subject to the provisions stated in paragraph 1, the Secretary shall insure each eligible loan held by the Secondary Market under the Health Education Assistance Loan Program against the borrower's default, bankruptcy, death, or total and permanent disability.

3. Secondary markets are responsible for assuring those entities servicing their HEAL loans (Servicers) comply with all HEAL regulations and policy guidelines. Non-compliance by the secondary market's Servicer will be considered non-compliance by the secondary market.

4. Secondary market must comply with the biennial audit provisions of the HEAL Program and the HEAL biennial audit guidelines. Institutions of higher learning and other nonprofit institution secondary markets must perform biennial audits in accordance with OMB Circular No. A-133 dated March 8, 1990 and June 24, 1997 and the OMB document, "Compliance Supplement of Audits of Institutions of Higher Learning and Other Non-Profit Institutions" dated October 1991. Secondary markets that are State or local government agencies must complete biennial audits in accordance with the Single Audit Act and OMB Circular A-128. The portion of the audit which relates to HEAL activity must be submitted to the DHHS Regional Director, Office of the Inspector General.



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5.       Loans purchased that were or will be made between October 1, 1992 through September 30, 1998 shall be serviced in accordance with the specific interest rates and compounding/capitalization terms specified in the originating lender's annual contract with the Secretary and in the promissory note and addendum (if applicable) approved by the Secretary. These rates and terms are to cover the life of the loan. Public Law 102- 408 requires that the compounding frequency be no more frequently than annually for all loans made on or after October 13, 1992.

         Any increase in the interest rates or compounding frequency from that which is contained in a borrower's promissory note may result in termination of this contract and will cancel the insurance coverage for loans made under this insurance contract at invalid rates. The secondary market agrees to make restitution of any excess interest charges to all borrowers who are charged interest in violation of this paragraph of the contract.

6. Loans purchased will remain insured if sold only to another HEAL lender, HEAL secondary market, or the Student Loan Marketing Association. HEAL loans can only be re-sold under a contract of sale which requires the buyer to comply with the procedures set forth in this paragraph. If a buyer pays to the secondary market on behalf of a borrower an amount adequate to discharge the borrower's indebtedness to the secondary market, then the secondary market shall provide to the re-issuing lender or secondary market a copy of all records maintained by the secondary market in connection with that loan as required by
         Section 60.42 of the HEAL regulations (42 CFR Part 60.42), including a repayment schedule, and all correspondence relevant to the HEAL loan that was sent to or received from the borrower by the current secondary market, a prior holder, or an independent servicing agent.

7. All data on loans transmitted to the Secretary under this secondary market contract must be provided on magnetic or electronic media via a method approved by the HEAL program.

8. If the Secondary Market no longer intends to purchase loans or hold loans under the Health Education Assistance Loan Program, it shall return this contract to the Secretary for cancellation. Cancellation of this contract shall not affect the insurance coverage of eligible loans held prior to the cancellation.

Failure to comply with any or all provisions of this contract may, at the Secretary's discretion, result in termination of this contract.

                                             FOR THE SECRETARY:


Date:  _______________                       Signature: _____________________

                                             Print name: ____________________

                                             Title:  ____________________


                                             FOR THE SECONDARY MARKET:

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Date:  _______________                       Signature: _____________________

                                             Print name:  ___________________

                                             Title:  ____________________